Exhibit 10.2
SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into between the undersigned individual (“Executive”) and Miragen Therapeutics, Inc., a Delaware corporation (the “Company”) and is dated as of January 15, 2021. Reference is made to that certain Employment Agreement, dated September 14, 2020, by and between Executive and the Company (the “Employment Agreement”).

In consideration of the mutual covenants undertaken in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

1.Separation; Accrued Amounts; Payment of Annual Bonus.

(a)Separation. The Company and Executive hereby agree that Executive’s last day of employment with the Company shall be January 15, 2021 (the “Separation Date”). By signing below, Executive hereby resigns, effective as of the Separation Date, from all positions Executive may hold as an employee, officer and/or director of the Company and/or any of its subsidiaries or affiliates.

(b)Accrued Amounts. Executive acknowledges and agrees that the Company has made the following payments to Executive as of the Separation Date: (i) any earned but unpaid base salary; (ii) any unreimbursed business expenses payable pursuant to Section 5 of the Employment Agreement (“Reimbursement of Expenses”); and (iii) any other payments or benefits required by applicable law.

(c)Payment of Annual Bonus. The Executive will be entitled to receive 100% of Executive’s target bonus for 2020, which is equal to an amount of $270,500. Such amount shall be paid when 2020 bonuses are paid to other participants in the annual bonus program of the Company but in no event shall such payment occur later than April 30, 2021.

2.Separation Payment. The Company and Executive hereby agree that, contingent upon Executive’s execution and non-revocation of and compliance with this Agreement, including the releases and covenants that form a material part of this Agreement, which Agreement shall have become effective and irrevocable on the seventh (7th) day following the date Executive executes this Agreement (the “Release Effective Date”), and, contingent upon this Agreement becoming so effective, the Company shall provide to Executive the following payments, which are consistent with Section 8(c) of the Employment Agreement (“Involuntary Termination in Connection with a Change in Control”):

(a)An amount equal to $811,500, which represents eighteen (18) months of Executive’s base salary at the rate in effect as of the Separation Date. Such payment shall be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the eighteen (18) month period following the Separation Date (the “Severance Period”). The first payment with respect to the amounts set forth above in this

Section 2(a) shall occur within seven (7) business days following the Release Effective Date and shall include any salary continuation payments that Executive would have received on or prior to the Release Effective Date but for the delay that occurs while waiting for this Agreement to become effective and irrevocable.

(b)An additional amount equal to $541,000 which represents 200% of Executive’s 2020 bonus target. Such amount shall be paid in lump sum within seven (7) business days following the Release Effective Date.

(c)Accelerated vesting of 90,383 stock options, which Executive acknowledges and agrees represents all of the stock options granted to Executive prior to the Separation Date that are unvested and outstanding as of the Separation Date. Such stock options, as well as all stock options that are otherwise vested and outstanding as of the Separation Date, shall remain outstanding and exercisable in accordance with the terms of the Company’s 2016 Equity Incentive Plan and the applicable stock option agreement.

(d)Subject to Executive’s eligibility and timely election to continue health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following the Separation Date, the Company shall pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (i) the close of the Severance Period, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Such payment shall be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings during the Severance Period.

3.No Other Compensation. Executive acknowledges and agrees that as of the Separation Date, except as otherwise expressly provided in this Agreement, Executive shall not be entitled to receive or be eligible to receive any payments, severance or sums from the Company under any offer letter, employment agreement, severance agreement or other similar arrangement or otherwise with respect to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, and no compensation, severance or other benefits shall accrue beyond the Separation Date.

4.Consulting Arrangement. From the Separation Date through the date that is three months after the Separation Date (the “Consulting Period”, which may be extended by mutual agreement and shall end on such earlier date as the Executive dies or becomes disabled), the Company and Executive agree that Executive shall serve as a consultant to the Company providing the Services (as defined below) and reporting to the Board. In exchange for provision of the Services, Executive shall receive a consulting fee of
$45,000 per month, payable in arrears within five (5) business days following the end of the applicable month, plus reimbursement of pre-approved, reasonable business expenses in accordance with the Company’s expense reimbursement policy. During the Consulting

Period, the Executive agrees to (i) assist with the organizational integration of miRagen and Viridian, (ii) provide strategic marketing and market access expertise for TED programs, (iii) oversee disposition of legacy assets, and (iv) advise on such other matters as may be reasonably requested by the Board of from time to time (the “Services”).
Executive shall direct any and all inquiries regarding the Services to the Company’s successor Chief Executive Officer. The Executive acknowledges that the Executive shall be treated as an independent contractor for all purposes with respect thereto and shall not have the independent authority to bind the Company. As such, Executive shall not participate as an active employee in any employee benefit plan of the Company or an affiliate and no income or other taxes shall be withheld from the amounts paid to Executive pursuant to this Section 4.

5.Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Company:    Miragen Therapeutics, Inc.
6200 Lookout Rd.
Boulder, Colorado 80301 Attention: Chief Financial Officer

To Executive:    The address on file with the Company.

6.Release. Except for those obligations of the Company under this Agreement, Executive, on behalf of Executive and Executive’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Executive’s employment relationship with or separation from, the Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted on or prior to the Separation Date, including, but not limited to, any Claims under the Age Discrimination in Employment in Employment Act (as amended by the Older Workers’ Benefit Protection Act) (“ADEA”); Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act (“ERISA”); the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act of 1988; the Colorado Anti-Discrimination Act; the Personnel Files Employee Inspection Right Statute; the Colorado Labor Peace Act; the Colorado Labor Relations Act; the Colorado Equal Pay Act; the Colorado Minimum Wage Order; the Colorado Genetic Information Non-Disclosure Act; including any amendments and their respective implementing regulations; and any other federal, state or local law, regulation or ordinance that may be legally waived and released; provided, that the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees. This Release does not apply to any continuing obligations under this Agreement or to any action to enforce this Agreement.

7.ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is knowingly and voluntarily waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the date of the Agreement. Executive further expressly acknowledges and agrees that:

(a)Executive was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(b)Executive has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Executive executes the Agreement before the full 21 days, Executive does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21-day period; and

(c)Executive was informed that Executive has seven days following the date of execution of this Agreement in which to revoke the Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired and Executive has not revoked the Agreement. To be effective, such revocation must be in writing and delivered within the Revocation Period to Stephanie A. Hartsel, Senior Director, Human Resources at shartsel@miragen.com.

Nothing herein shall prevent Executive from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

8.No Claims Assigned or Filed. Executive represents and warrants that Executive has not assigned or transferred to any person not a party to this Agreement any of the Claims released pursuant to this Agreement. Executive further represents and warrants that neither Executive nor any person, firm or entity acting on Executive’s behalf or for Executive’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

9.Covenants.

(a)Confidentiality. Executive shall not at any time divulge, use, furnish, disclose or make available to any person, whether or not a competitor of the Company, any confidential information concerning the assets, business, or affairs of the Company, any affiliate of the Company or its suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing Executive’s duties hereunder. For the avoidance of doubt, Confidential Information includes information about the Company’s and its affiliates’ software, software source codes (including software and source codes for products in development), trade secrets, marketing information, sales information, training materials, data processing, internet or intranet services, strategic plans, compensation, and finances. Confidential Information also includes information about the Company’s and its affiliates’ clients and potential clients, including their identities and their business practices.

(b)Non-Disparagement. Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging of the Company and its affiliates and that is damaging to the reputation of the Company and its affiliates, including members of the Board of Directors of the Company and the management team of the Company.

(c)Return of Property. Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or its affiliates (or business dealings thereof) that are in the Executive’s possession, subject to Executive’s control or held by the Executive for others and (ii) all property or equipment that Executive has been issued by the

Company or its affiliates during the course of Executive’s employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. Executive acknowledges that Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or its affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or its affiliates that has been or is inadvertently directed to Executive following the Separation Date.

(d)Scope of Covenants. The provisions of this Section 9 are in addition to any other written obligations on the subjects covered herein that Executive may have with the Company and its affiliates, and are not meant to and do not excuse such obligations.

(e)Defend Trade Secrets Act of 2016. Notwithstanding the foregoing, nothing in this Agreement shall prohibit actions of Executive protected under applicable law. In addition, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.Miscellaneous.

(a)Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

(b)Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

(c)Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof, except as otherwise set forth herein (including, for the avoidance of doubt, the Employment Agreement other than Section 13(g) of such agreement (“Survival; Severability”)).

(d)Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Colorado.

(e)Assignment; Successors. The Company may not assign this Agreement to anyone, at any time, without Executive’s prior written consent, except that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any successor to the business or assets of the Company (whether by reorganization, consolidation merger, sale or other transaction). This Agreement shall inure to the benefit of and be binding upon the Company’s predecessors, successors, subsidiaries, permitted assignees, parents, branches, divisions or other affiliates, and upon Executive’s heirs, executors and administrators.

(f)Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable.

(g)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date first written above.

MIRAGEN THERAPEUTICS, INC.	EXECUTIVE

/s/ Jeffrey Hatfield	/s/ Lee Rauch
Jeffrey Hatfield	Lee Rauch
Chairman of the Board of Directors
8